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                     August 26, 2022

       Koy W. Diepholz
       CEO/President, CFO/Treasurer
       DYNARESOURCE INC
       222 W Las Colinas Blvd, Suite 1910 North Tower
       Irving, Texas 75039

                                                        Re: DYNARESOURCE INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 000-30371

       Dear Mr. Diepholz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation